Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form 1-A Amendment, of our report dated February 15, 2022, relating to the balance sheet of Bear Village Inc. as of September 30, 2021 and 20200, and the related statements of operations, changes in shareholder's equity and cash flows, for the fiscal year end September 30, 2021 and for the period from March 1, 2020 (inception) through September 30, 2020, and to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ Accountants Now Inc.

Riverdale, Georgia
February 16, 2022